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                                                                    EXHIBIT 23.5


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this proxy statement/prospectus and in the registration statement on Form S-4 of Antigenics Inc., of which this proxy statement/prospectus forms a part, of our report dated February 8, 2000 (except for Notes 1 and 19, as to which the date is November 16th, 2000) relating to the financial statements of Aquila Biopharmaceuticals, Inc., which appears in the Current Report on Form 8-K of Antigenics Inc. filed on November 30, 2000 as amended by the Current Report on Form 8-K/A filed on January 29, 2001.

We also consent to the reference to us under the heading "Experts" in this proxy statement/prospectus and registration statement.

                                   /s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
May 22, 2001